Exhibit 99.1

18100 Von Karman Avenue
Suite 500
Irvine, CA 92612
949.852.0700

NEWS RELEASE

Contact:	Jennifer Franklin
Phone:	949.333.1721
Email:	Jfranklin@Steadfastcmg.com

STEADFAST APARTMENT REIT ADDS 724 UNITS
NEAR NASHVILLE IN $110 MILLION BUY

Transaction Marks REIT’s Fourth Acquisition in Tennessee
IRVINE, Calif., May 18, 2016 – Steadfast Apartment REIT announced today the acquisition of Landings of Brentwood, a 724- apartment home community located in the Brentwood submarket of Nashville, for $110 million. The REIT now owns 32 properties in 11 states for an aggregate purchase price of $1.38 billion.
“Landings of Brentwood is located within one of Nashville’s most desirable markets, boasting an average household income of $132,000 and a top-ranked school district”, said Ella Shaw Neyland, president of Steadfast Apartment REIT. “Additionally, we believe Nashville’s broad economic base and its appeal to relocating businesses should keep job growth healthy. Finally, Landings of Brentwood is a highly desirable community with tremendous value enhancement potential, which aligns with Steadfast’s strategy.”

Originally constructed in three phases between 1986 and 1989, the 117-acre Landings of Brentwood has 41 garden-style residential buildings offering one-and two-bedroom floorplans that average 959 square feet with average in-place rents of $1,136. The property is currently 96% occupied.
Each apartment home features spacious walk-in closets, washer and dryer, complete appliance package, extra storage, personal balcony or patio, and wood-burning fireplaces in select apartment homes. Community amenities include two swimming pools with sun decks, a catch-and-release pond, two tennis courts, sand volleyball court, outdoor kitchen/grill area, dog park, car care center, playground and a resident business center.
Steadfast Apartment REIT plans to implement a significant value enhancement program at Landings of Brentwood to modernize apartment interiors and common areas, including new appliances, updated cabinetry and floors, new countertops and hardware, and upgraded lighting. Exterior improvements will encompass overall upgrades to the pools, fitness center, clubhouse, landscaping and volleyball court.
Situated just 15 miles from the Nashville Central Business District, Landings of Brentwood is favorably positioned near a booming commercial corridor experiencing a massive commercial expansion over the next few years, including Berry Farms, a 605-acre mixed-use development along I-65, Columbia State’s Community College’s 36‐acre campus in Cool Springs and Franklin Park, a 71‐acre office park.

Landings of Brentwood marks the REIT’s fourth acquisition in Tennessee. It also owns Stoneridge Farms in Smyrna, Heritage Place in Franklin and Villages at Spring Hill in Spring Hill.
About Steadfast Apartment REIT
    Steadfast Apartment REIT operates a diverse portfolio of well-positioned, institutional-quality apartment communities in targeted markets throughout the United States that have demonstrated high occupancy and income levels across market cycles. Steadfast Apartment REIT is sponsored by Steadfast REIT Investments LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Apartment REIT’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.